Exhibit 107

Calculation of Filing Fee Tables

S-1
(Form Type)

Mobileye Global Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type (1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A common stock, par value $0.01 per share	457(c)	40,250,000	$44.47	$1,789,917,500.00	0.0001102	$197,248.91
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$1,789,917,500.00		$197,248.91
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$197,248.91

(1)	The securities are being registered solely in connection with the resale of ordinary shares by the selling stockholder named in the registration statement to which this exhibit relates (the “Selling Stockholder”).

(2)	Includes shares of Class A common stock, par value $0.01 per share (“Class A common stock”), of Mobileye Global Inc. (“Mobileye”) subject to the underwriters’ option to purchase additional shares from the Selling Stockholder.

(3)	Represents an aggregate of up to 40,250,000 shares of Class A common stock issuable upon conversion of shares of Class B common stock, par value $0.01 per share, of Mobileye held by and registered for resale by the Selling Stockholder. Pursuant to Rule 457(c), the proposed maximum offering price per share of Class A common stock registered hereunder is based on the average of the high and low prices of the Class A common stock as reported on The Nasdaq Global Select Market on May 31, 2023, which was approximately $44.47 per share.

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